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                       [ASHER & COMPANY, LTD. LETTERHEAD]


                                           January 21, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE: Iatros Health Network, Inc. 0-20345

      We were previously the principal accountant for Iatros Health Network, Inc. and, under the date of April 23, 1998, we reported on the consolidated financial statements of Iatros Health Network, Inc. and Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. On January 7, 1999, our appointment as principal accountant was terminated. We have read Iatros Health Network, Inc.'s statements included under Item 4 of its Form 8-K dated January 20, 1999 and we agree with such statements.

                                           Very truly yours,


                                        /s/ ASHER & COMPANY, LTD.
                                            ASHER & COMPANY, Ltd.

DLD/cm